Exhibit B-3
                            GUARANTY

To:  General Electric Capital Corporation
     Danbury Operating Center - VFS GROUP NAME
     P.O. Box 3199
     55 Federal Road
     Danbury, CT  06810-3199  Date:______________________________

          FOR VALUE RECEIVED and AS AN INDUCEMENT to you to enter into a loan agreement, and otherwise extend financial credit and accommodation, to Iron Dynamics, Inc., an Indiana corporation, with its principal place of business at__________________________ (hereinafter, the "Customer") pursuant to the terms of (i) a Loan Agreement dated __________________, 199_, (ii) Promissory Note dated ____________________________, 199_ in the principal amount of
$6,500,000 (the "Note") and (iii) Purchase Money Security Agreement dated _____________________, 199_, each made by Customer in favor of you (together with any documents related thereto, individually and collectively referred to as "Loan Agreements"), and in consideration of your so doing, but without in any way binding you to do so, the undersigned hereby guarantees to you, your successors and assigns, the due, regular and punctual payment of any sum or sums of money which Customer now owes you or which Customer shall at any time or from time to time hereafter owe you under each Loan Agreement, and whether it represents an original balance, an accelerated balance, a balance reduced by part payment or a deficiency after sale of collateral or otherwise, and the undersigned does hereby undertake and guarantee to pay on demand all loses, costs, attorney's fees and expenses which may be suffered by you by reason of Customer's default under each Loan Agreement or the default of the undersigned under this Guaranty.
In the event that the Customer shall fail to pay duly and punctually to you any amounts guaranteed hereby, the undersigned will, within ten (10) days after receipt of notice from you, duly pay such amounts to you.

          The undersigned agrees that nothing herein shall be deemed to render this Guaranty in any way conditional, or to require you first to seek or exhaust any remedy against Customer, its successors or assigns, or any other person obligated or liable under said Loan Agreement, this Guaranty or any other instrument; and it is agreed that you may, upon default of Customer, or at any time thereafter, make demand upon and receive payment or performance by Customer, its successors or assigns, or any other person.

          Notice of acceptance of this Guaranty and of any default by Customer or any other person is hereby waived. Presentment, protest and demand, and notice of protest, demand and dishonor of any and all Loan Agreements are hereby waived. The undersigned waives any and all impairment of its rights, including without limitation release of any obligor or collateral (with or without substitution), failure to perfect or maintain perfection or to obtain title to any collateral, howsoever arising. Notice of adverse change in Customer's financial condition or of any other fact which might materially increase the risk of the undersigned is also waived, and the undersigned agrees that you shall not be required first to foreclose, proceed against, or exhaust any collateral or security for any indebtedness or obligation hereby guaranteed, before requiring the undersigned to pay the full amount of the liability hereby created. Suit may be brought and maintained against the undersigned, at your election, without joinder of Customer or any other person as parties thereto. Extensions of the time of payment or renewals of the Loan Agreements or extensions of the time of performance of agreements or any other indulgence may be granted to Customer and/or any secondary obligors on any of said Loan Agreements without notice to the undersigned and all settlements, compromises, compositions, accounts stated and agreed balances made in good faith between any primary or secondary obligors on any Loan Agreement and Customer or you shall be binding upon the undersigned. The undersigned hereby waives exercise of possessory, collection, foreclosure or other remedies by you against Customer, other obligors or collateral on any and all Loan Agreements. In the event of default hereunder, you may at any time inspect the undersigned's records, or at your option, the undersigned shall furnish you with a current independent audit report. Any failure by you to exercise your rights hereunder shall not give rise to any estoppel against you or excuse the undersigned from performing hereunder. Your waiver of any right to demand performance hereunder shall not be a waiver of any subsequent or other right to demand performance hereunder. IN ANY ACTION, PROCEEDING OR LITIGATION BASED HEREON, IN CONNECTION HEREWITH OR ARISING HEREFROM, THE UNDERSIGNED WAIVES ANY RIGHT TO TRIAL BY JURY. All amounts payable hereunder shall be paid in immediately available funds.

          The obligations of the undersigned hereunder shall in no way be affected or impaired by (i) Customer's voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization or similar proceedings affecting Customer or any of its assets, or (ii) the release of Customer from any of its agreements contained in any Loan Agreement by operation of law or otherwise. The undersigned shall have no right of contribution, subrogation, reimbursement, indemnity or any other form of recourse to any assets or property of, or otherwise against, Customer or to
any collateral or security under the Loan Agreement.   The
obligations of the undersigned hereunder shall be reinstated and revived with respect to any amount which at any time is paid to you and is thereafter required to be, and is restored or returned by you to the undersigned or the undersigned's trustee or the Customer or the Customer's trustee or receiver or similar official, upon the bankruptcy, insolvency or reorganization of the undersigned or the Customer or for any other reason, all as though such amount had not been paid by the undersigned.

          Each of the undersigned hereby represents and warrants, as of the date hereof: that in connection with the loan to be made by you to finance the purchase of equipment by the Customer from you (which such loan would not be made without this Guaranty) and the provision of electricity by the undersigned to power such equipment pursuant to a Contract for Electric Service or otherwise, the undersigned will derive financial and other benefits by providing this Guaranty; that it is duly organized and validly existing and has full corporate power to enter into this Guaranty and to carry out the transactions contemplated hereby and that the execution and delivery of this Guaranty has been duly authorized by all necessary corporate action; that this Guaranty constitutes a legal, valid and binding obligation enforceable in accordance with its terms; that neither the execution of this Guaranty nor the fulfillment of the obligations created hereunder will conflict with or result in a breach of any other agreement or instrument to which the undersigned is a party or by which it is bound or be in violation or default of any statute, rule, or decree of any court, administrative agency or governmental body to which it may be subject; that all financial data of the undersigned previously delivered to you present fairly the financial position of the undersigned as of the date thereof and the results of operations of the undersigned for the periods covered thereby, all in conformity with generally accepted accounting principles, applied on a consistent basis; that since the date of the latest such financial data, there has been no material adverse change in the financial condition of the undersigned that would materially impair the undersigned's ability to perform its obligations hereunder; that the undersigned is not in material default with respect to any indenture, loan agreement, mortgage, lease, deed or other similar agreement to which it is a party or by which it is bound; that there are no suits or proceedings pending or, to the knowledge of the undersigned, threatened in any court or before any regulatory commission, board or other administrative or governmental agency against or affecting the undersigned which will have a material adverse effect on its financial condition or operations or that would materially impair its ability to perform its obligations hereunder; and that the undersigned has filed all federal, state and local tax returns and other reports required by law and has paid all charges that are due and payable, other than those being contested in good faith.

          Upon the occurrence of an Event of Default and payment _______________ this Guaranty under any Loan Agreement, the undersigned shall have the right to purchase all, but not less than all, of your right and the Guaranty shall __________ title and interest in and to the Loan Agreements upon at least 30 days prior notice to you. The undersigned shall purchase such right, title and interests for an amount equal to the aggregate of (i) the aggregate unpaid principal amount of the Note, plus (ii) the amount of accrued but unpaid interest on the Note plus (iii) all other sums then owing hereunder and under the Loan Agreements, and concurrently therewith, you shall sell, assign and transfer to the undersigned all of your right, title and interest in the Loan Agreements, including your obligations, which the undersigned shall, upon any payment by the Customer be deemed to have made a payment to you hereunder without the necessity of any notice or actual transfer of funds. In addition, upon such purchase the undersigned agrees to be bound by the terms and conditions of that certain Consent and Agreement dated _____________, 1998 between you and Mellon Bank, N. A., as your assignee.

          As used in this Guaranty, the word "person" shall include any individual, corporation or partnership, and refers to each of the undersigned and to anyone absolutely, contingently, partly or wholly liable for payment and/or performance of the Customer's obligations being guaranteed hereunder. All of the undersigned's rights and obligations hereunder are joint and several and shall bind its or their heirs, representatives, successors or assigns. The benefits hereof shall extend to and include your successors and assigns. This Guaranty and each of its provisions may only be waived, modified, varied, released, or be terminated by undersigned serving written notice upon you, but as to all obligations of the Customer, and unconditional until the same are fully paid, performed and discharged. Your obligations hereunder shall remain in full force and effect until termination (except with respect to obligations accrued hereunder through such date of termination) upon a determination by you, in your sole discretion, that the Customer's financial condition warrants an investment grade credit rating as established by you or a nationally recognized rating agency.

          If any provisions of this Guaranty are in conflict with any applicable statute, rule or law, then such provisions shall be deemed null and void to the extent that they may conflict therewith, but without invalidating any other provision hereof. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York, without regard for the choice of law provisions thereof.

          Each signatory on behalf of a corporate guarantor warrants that he or she had authority to sign on behalf of such corporation and by so signing, to bind said guarantor corporation hereunder.

     IN WITNESS WHEREOF, this Guaranty is executed as of the day and year above written.

INDIANA MICHIGAN POWER COMPANY

By:_________________________________
Name:_______________________________
Title:______________________________
Taxpayer ID Number:_________________